Exhibit 10.2

SECOND AMENDED AND RESTATED
GENERAL SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED GENERAL SECURITY AGREEMENT, dated as of September 27, 2013 (this “Agreement”), is made among MAIN STREET CAPITAL CORPORATION, a Maryland corporation (the “Borrower”), MAIN STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company, and MAIN STREET EQUITY INTERESTS, INC., a Delaware corporation (collectively, the “Guarantor-Grantors”, and the Borrower and the Guarantor-Grantors being collectively called the “Grantors”), and BRANCH BANKING AND TRUST COMPANY (“BB&T”), acting as agent (in such capacity, the “Administrative Agent”) for itself and for the other Secured Parties as defined herein.

W I T N E S S E T H:

RECITALS:

WHEREAS, the Administrative Agent and the Lenders have agreed to extend credit to the Borrower pursuant to the terms of that certain Second Amended and Restated Credit Agreement of even date herewith among the Borrower, the Guarantor-Grantors, BB&T, as a Lender and as Administrative Agent, and the Lenders party thereto, (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), which amends and restates in its entirety that certain Amended and Restated Credit Agreement dated as of September 20, 2010 among the Borrower, the Guarantor-Grantors, the lenders party thereto and BB&T, as a lender and as administrative agent (as amended or modified prior to the date of the Credit Agreement, the “Existing Credit Agreement”);

WHEREAS, the Borrower may from time to time enter into or guarantee one or more Hedge Transactions with the Hedge Counterparties;

WHEREAS, each of the Guarantors has agreed to guarantee, among other things, all the obligations of the Borrower under the Credit Agreement and the other Loan Documents;

WHEREAS, the obligations of the Administrative Agent and the Lenders to extend credit under the Credit Agreement and the other Loan Documents are conditioned upon, among other things, the execution and delivery by the Grantors of a security agreement in the form hereof to secure the Obligations; and

WHEREAS, this Agreement amends and restates in its entirety that certain Amended and Restated General Security Agreement dated as of September 20, 2010 executed by Borrower and Guarantor-Grantors in connection with the Existing Credit Agreement (as amended, the “Existing Security Agreement”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Grantors and the Administrative Agent, the parties agree as follows:

1.                                      Definitions.  As herein used, the following terms shall have the following meanings:

(a)                                 “Account Debtor” means any Person who is or may become obligated to a Grantor under, with respect to or on account of an Account or any Supporting Obligation related thereto.

(b)                                 “Account” means any and all accounts (as that term is defined in the U.C.C.) of any Grantor and includes, without limitation, all obligations of every kind at any time owing to any Grantor, all contract rights, health care insurance receivables and any and all rights of any Grantor to payment for goods sold or leased or for services rendered whether due or to become due, whether or not earned by performance and whether now existing or arising in the future, including, without limitation, Accounts from Affiliates of the Grantors.

(c)                                  [Intentionally Omitted].

(d)                                 “Chattel Paper” means any and all chattel paper (as that term is defined in the U.C.C.), whether tangible or electronic, of any Grantor.

(e)                                  “Collateral” means (i) all Accounts, General Intangibles, Documents, Chattel Paper and Instruments now existing or hereafter arising of each Grantor; (ii) all guarantees of each Grantor’s existing and future Accounts, General Intangibles, Chattel Paper and Instruments and all other security held by any Grantor for the payment and satisfaction thereof; (iii) all Inventory now owned or hereafter acquired by any Grantor; (iv) all Equipment now owned or hereafter acquired of each Grantor; (v) all Intercompany Claims now existing or hereafter arising; (vi) any and all now owned or hereafter acquired or arising Deposit Accounts, Investment Related Property, Letter of Credit Rights, Goods (as that term is defined in the U.C.C.), Commercial Tort Claims and Supporting Obligations; (vii) all books and records of the Grantors (including, without limitation, computer records, tapes, discs and programs and all other media, written, electric, magnetic or otherwise, containing such records) which relate to any Grantor’s Inventory, Equipment, Accounts, Deposit Accounts, Investment Related Property, Letter of Credit Rights, Goods, Supporting Obligations, General Intangibles, Chattel Paper and Instruments or guarantees thereof; (viii) all insurance on all of the foregoing and the proceeds of that insurance; and (ix) all cash and noncash proceeds and products of all of the foregoing and the proceeds and products of other proceeds and products.

(f)                                   “Collateral Locations” shall have the meaning assigned in Section 6 hereof.

(g)                                  “Commercial Tort Claims” shall mean all commercial tort claims as defined in the U.C.C., including, without limitation, all commercial tort claims listed on Schedule III (as such schedule may be amended or supplemented from time to time).

(h)                                 “Commodities Accounts” (i) shall mean all commodity accounts as defined in Article 9 of the U.C.C. and (ii) shall include, without limitation, all of the accounts listed on Schedule II under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

(i)                                     “Credit Documents” means the Credit Agreement, the Notes, the Collateral Documents and all other Loan Documents.

(j)                                    “Deposit Account” means all deposit accounts (as that term is defined in the U.C.C.) of any Grantor, including without limitation, (i) any and all moneys, sums and amounts now or hereafter on deposit with any Secured Party or otherwise to the credit of or belonging to any Grantor and (ii) all of the accounts listed on Schedule II under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

(k)                                 “Documents” means any and all documents (as that term is defined in the U.C.C.) of any Grantor.

(l)                                     “Equipment” means any and all equipment (as that term is defined in the U.C.C.) of any Grantor and shall include, without limitation, all equipment, machinery, appliances, tools, motor vehicles, furniture, furnishings, floor samples, office equipment and supplies, and tangible personal property, whether or not the same are or may become fixtures, used or bought for use primarily in the business of any Grantor or leased by any Grantor to or from others, of every nature, presently existing or hereafter acquired or created, wherever located, additions, accessories and improvements thereto and substitutions therefor and all parts which may be attached to or which are necessary for the operation and use of such personal property or fixtures, whether or not the same shall be deemed to be affixed to real property, all manufacturer’s warranties therefor, all parts and tools therefor, and all rights under or arising out of present or future contracts relating to the foregoing.  All equipment is and shall remain personal property irrespective of its use or manner of attachment to real property.

(m)                             “Excluded Capital Securities” means, collectively, (A) any outstanding Capital Securities issued by any of the SBIC Entities or the SPV Subsidiaries and (B) any outstanding Capital Securities of a Foreign Subsidiary in excess of 65% of the voting power of all classes of Capital Securities of such Foreign Subsidiary entitled to vote.

(n)                                 “Executive Office” shall have the meaning assigned to it in Section 6(d).

(o)                                 “General Intangibles” means all general intangibles (as that term is defined in the U.C.C.) of any Grantor (including, without limitation, all payment intangibles (as that term is defined in the U.C.C.) and software, company records (paper and electronic), correspondence, credit files, records and other documents, computer programs, computer software, computer tapes and cards and other paper and documents in the possession or control of any Grantor or in the possession or control of any affiliate or computer service bureau, and all contract rights (including, without limitation, rights under any Hedging Transaction), claims, choses in action, bank balances, judgments, rights as lessee under any and all leases of personal property, rights and/or claims to tax refunds and other claims and rights to monies or property, warranties, patents, patent applications, trademarks, trade names, trade secrets, formulas, licensing agreements, royalty payments, copyrights, service names, customer lists, service marks, logos, goodwill, intellectual property and deposit accounts, and all other general intangibles of every kind, type or description).

(p)                                 “Instruments” means all instruments (as that term is defined in the U.C.C.) of any Grantor, including without limitation, checks, notes, certificated certificates of deposit, investment securities, negotiable instruments and writings evidencing a right to the payment of money of a type transferred in the ordinary course of business by delivery with any necessary instrument or assignment.

(q)                                 “Intercompany Claims” shall mean any and all rights of any Grantor in respect of loans, advances or other claims owed to such Grantor by the Borrower, Guarantors or any Subsidiary of Borrower or any Guarantor.

(r)                                    “Inventory” means any and all inventory (as that term is defined in the U.C.C.) of any Grantor and shall include, without limitation, tangible personal property held for sale or lease or to be furnished under contracts of service, tangible personal property which any such Grantor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in such Grantor’s business, and shall include tangible personal property returned to any such Grantor by a purchaser or lessor thereof following the sale or lease thereof by any such Grantor.

(s)                                   “Inventory Collateral” shall mean all inventory of the Borrower and Guarantors, or in which the Borrower or Guarantors have rights, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the Borrower and Guarantors held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in the business of Borrower or any Guarantor, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing.

(t)                                    “Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

(u)                                 “Investment Related Property” means (i) any and all investment property (as that term is defined in the U.C.C.) of any Grantor, including without limitation, any and all securities, whether certificated or uncertificated, Security Entitlements (as defined in the U.C.C.), Securities Accounts, Commodity Contracts (as defined in the U.C.C.) and Commodity Accounts and (ii) all of the following (regardless of whether classified as investment property under the U.C.C.): all (w) Pledged Equity Interests, (x) Pledged Debt, (y) the Investment Accounts and (z) Certificates of Deposit.

(v)                                 “Letter of Credit Rights” means any and all letter-of-credit rights (as that term is defined in the U.C.C.).

(w)                               “Permitted Liens” shall have the meaning given such term in Section 6(b) hereof.

(x)                                 “Person” means an individual, a corporation, a limited liability company, a government or governmental subdivision or agency or instrumentality, a business trust, an estate, a trust, a partnership, a cooperative, an association, two or more Persons having a joint or common interest or any other legal or commercial entity.

(y)                                 “Pledged Debt” shall mean all indebtedness for borrowed money owed to a Grantor, whether or not evidenced by any instrument or promissory note, including, without limitation, all indebtedness described on Schedule II under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), all monetary obligations owing to any Grantor from any other Grantor (including Intercompany Claims), the instruments evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

(z)                                  “Pledged Equity Interests” shall mean all shares of and interests in Capital Securities owned by a Grantor, including, without limitation, all shares of and interests in Capital Securities described on Schedule II under the heading “Pledged Equity Interests” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or interests or on the books of any securities intermediary pertaining to such shares or interests, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or interests and any other warrant, right or option to acquire any of the foregoing, but excluding the Excluded Equity Interests (as defined in the Pledge Agreement).

(aa)                          “Proceeds” means any and all proceeds (as that term is defined in the U.C.C.), including without limitation, whatever is received when Collateral is sold, exchanged, collected or otherwise disposed of.

(bb)                          “Representation Date” means each of (i) the Closing Date and (ii) each Reporting Date.  As used in this definition, “Reporting Date” shall mean the date of delivery of any amendment or supplement to the Schedules hereto in accordance with the terms of this Agreement, which delivery shall occur not less frequently than each Fiscal Quarter and shall occur promptly following the end of each Fiscal Quarter, and in any event within 40 days following the end of each Fiscal Quarter and 75 days following the end of each Fiscal Year.

(cc)                            “Secured Parties” shall have the meaning set forth in the Credit Agreement.

(dd)                          “Securities Accounts” shall mean all securities accounts as defined in Article 8 of the U.C.C. and shall include, without limitation, all of the accounts listed on Schedule II under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

(ee)                            “Supporting Obligations” means any and all supporting obligations (as that term is defined in the U.C.C.).

(ff)                              “U.C.C.” means the Uniform Commercial Code as in effect in the State of North Carolina or, when the context relates to perfection or priority of a security interest, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

Terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement or, if not defined therein, the U.C.C.  The rules of interpretation specified in Section 9.16 of the Credit Agreement shall be applicable to this Agreement and the provisions of Section 1.04 of the Credit Agreement shall apply to this Agreement as if such provisions were specifically set forth herein mutatis mutandis.

2.                                      Security Interest.  In consideration of and in order to secure the fulfillment, satisfaction, payment and performance of all of the Obligations, each Grantor hereby assigns, pledges, hypothecates and sets over to the Administrative Agent, its successors and its assigns, for the benefit of the Secured Parties, and grants to the Administrative Agent, its successors and its assigns, for the benefit of the Secured Parties, a security interest in all of the Collateral.  Notwithstanding anything herein to the contrary, Collateral shall not include, and the security interest herein shall not attach to, (y) the Excluded Capital Securities; provided that, immediately upon any amendment, modification or repeal of the Restrictive Provisions to allow the pledge of the Excluded Capital Securities, the Collateral shall include, and the security interest granted hereunder shall attach to, such Capital Securities or (z) any property rights in Capital Securities (other than Capital Securities issued by any Subsidiary), or any Operating Documents of any issuer of such Capital Securities to which a Grantor is a party, or any of its rights or interests thereunder, if the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such property rights or Operating Documents (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the U.C.C. (or any successor provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principals of equity).

3.                                      Care of Collateral. The Grantors have the risk of loss of the Collateral.  The Administrative Agent shall have no duty of care with respect to the Collateral, except that the Administrative Agent shall exercise reasonable care with respect to Collateral in its custody, but shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which the Administrative Agent accords its own property, or if the Administrative Agent takes such action with respect to the Collateral as a Grantor shall request in writing, but no failure to comply with any such request nor any omission to do any such act requested by a Grantor shall be deemed a failure to exercise reasonable care, nor shall the Administrative Agent’s failure to take steps to collect any income accruing on the Collateral or to preserve rights against any parties or property be deemed a failure to have exercised reasonable care with respect to Collateral in its custody.  The rights and security interest herein provided are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of any of the Collateral.

4.                                      Set-Off. In addition to the rights and security interest elsewhere herein set forth, the Administrative Agent may, at its option at any time(s) after the occurrence of an Event of

Default and during the continuation thereof, and with or without notice to any Grantor, appropriate and apply to the payment or reduction, either in whole or in part, of the amount owing on any one or more of the Obligations, whether or not then due, any and all moneys now or hereafter on deposit in a Deposit Account maintained with the Administrative Agent or otherwise to the credit of or belonging to a Grantor in such deposit account, it being understood and agreed that the Administrative Agent shall not be obligated to assert or enforce any rights or security interest hereunder or to take any action in reference thereto, and that the Administrative Agent may in its discretion at any time(s) relinquish its rights as to particular Collateral hereunder without thereby affecting or invalidating the Administrative Agent’s rights hereunder as to all or any other Collateral hereinbefore referred to.

5.                                      Collection of Accounts and Pledged Debt; Interest and other Amounts Payable.

(a)                                 Upon occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have the right at any time:

(i)                                     to collect the Accounts and Pledged Debt, to sell, assign, compromise, discharge or extend the time for payment of any Account or Pledged Debt, to accelerate any Pledged Debt that may be accelerated in accordance with its terms, to institute legal action for the collection of any Account or Pledged Debt, and to do all acts and things necessary or incidental thereto, in each case acting if it so chooses in the name of any or all of the Grantors,  and the Grantors hereby ratify all such acts;

(ii)                                  without notice to any Grantor, to notify the parties obligated on any of the Collateral of the security interest in favor of the Administrative Agent created hereby and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to the Administrative Agent or to an account designated by the Administrative Agent;

(iii)                               request that the Grantors notify Account Debtors and/or obligors under Pledged Debt and indicate on all billings that payments thereon are to be made to the Administrative Agent, and the Grantors hereby agree to make such notification and such indication on billings if so requested.  In the event Account Debtors and/or obligors under Pledged Debt are so notified, no Grantor shall compromise, discharge, extend the time for payment or otherwise grant any indulgence or allowance with respect to any Account or Pledged Debt without the prior written consent of the Administrative Agent.

(b)                                 Each Grantor irrevocably designates and appoints the Administrative Agent its true and lawful attorney either in the name of the Administrative Agent or in the name of such Grantor, effective after the occurrence of an Event of Default and during the continuation thereof to ask for, demand, sue for, collect, compromise, compound, receive, receipt for and give acquittances for any and all sums owing or which may become due upon any items of the Collateral and, in connection therewith, to take any and all actions as the Administrative Agent may deem necessary or desirable in order to realize upon the Collateral, including, without limitation, power to endorse in the name of such Grantor, any checks, drafts, notes or other instruments received in payment of or on account of the Collateral, but the Administrative Agent shall not be under any duty to exercise any such authority or power or in any way be responsible for the collection of the any Collateral.

(c)                                  All interest, income, principal, other amounts and Proceeds (including wire transfers, checks and other instruments) that are received by any Grantor in violation of the provisions of clause (a) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Grantors and shall be forthwith deposited into such account or paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsements or assignments) to be held as Collateral and applied to the Obligations as provided herein.  The rights set forth in this Section 5 are supplementary and in addition to (and not in limitation of) the rights granted to the Administrative Agent and/or the Secured Parties in the Credit Documents.

6.                                      Representations, Warranties and Covenants as to Collateral.

Each Grantor represents, warrants and covenants to and for the benefit of the Administrative Agent and the Secured Parties, on the date of this Agreement and on each date a Borrowing or Swing Borrowing is made or deemed made, that:

(a)                                 Sale of Collateral.  Upon the sale, exchange or other disposition of the Inventory Collateral, the security interest and lien created and provided for herein, without break in continuity and without further formality or act, shall continue in and attach to any proceeds thereof, including, without limitation, accounts, chattel paper, contract rights, shipping documents, documents of title, bills of lading, warehouse receipts, dock warrants, dock receipts and cash or non-cash proceeds, and in the event of any unauthorized sale, shall continue in the Inventory Collateral itself.

(b)                                 Good Title; No Existing Encumbrances.  The Grantors own their respective items of Collateral free and clear of any prior Lien other than Liens permitted by Section 5.14 of the Credit Agreement (referred to herein as the “Permitted Liens”), and no financing statements or other evidences of the grant of a security interest respecting the Collateral exist on the public records other than with respect to Permitted Liens.

(c)                                  Right to Grant Security Interest; No Further Encumbrances.  The Grantors have the right to grant a security interest in the Collateral.  Except as permitted by the Credit Agreement, the Grantors will pay all taxes and other charges against the Collateral (including, without limitation, property, use and sales taxes).  No Grantor will acquire, use or permit any Collateral to be used illegally or in violation of Applicable Laws or allow the Collateral to be encumbered except for Permitted Liens.

(d)                                 Location of Collateral.  The Grantors hereby represent and warrant to the Administrative Agent and the Lenders that, as of the date hereof, the Collateral is situated only at the collateral locations listed in Schedule I hereto (the “Collateral Locations”), and the Grantors covenant with the Administrative Agent not to locate the Collateral at any location other than a Collateral Location without at least 20 days prior written notice to the Administrative Agent.  The executive office of each Grantor set forth on Schedule I hereto (the “Executive Office”) is, and for the one-year period preceding the Closing Date has been, such Grantor’s chief executive office (if such Grantor has more than one place of business) or place of business (if such Grantor has one place of business).  In addition, to the extent the Grantors should warehouse any of the Inventory Collateral, the Grantors acknowledge and agree that such warehousing may be conducted only by warehousemen who shall:  (1) issue non-negotiable warehouse receipts in the Administrative Agent’s name to evidence any such warehousing of goods constituting Inventory Collateral; or (2) issue electronic warehouse receipts in the Administrative Agent’s name to evidence any such warehousing of goods constituting Inventory Collateral in compliance with applicable federal regulations and in all other respects satisfactory to the Administrative Agent in its sole discretion.  If the Grantors consign any of the Inventory Collateral, it will comply with the U.C.C. of any state where such Inventory Collateral is located with respect thereto, and shall file, cause the filing and hereby authorizes the Administrative Agent to file in the appropriate public office or offices UCC-1 financing statements showing such Grantor or Grantors, as the case may be, as consignor and the Administrative Agent as assignee of consignor, and will furnish copies thereof to the Administrative Agent.  If any of the Inventory Collateral or Equipment or any records concerning the Collateral are at any time to be located on premises leased by a Grantor or on premises owned by a Grantor subject to a mortgage or other lien, such Grantor shall so notify the Administrative Agent and shall if reasonably requested by the Administrative Agent obtain and deliver or cause to be delivered to the Administrative Agent, an agreement, in form and substance satisfactory to the Administrative Agent, waiving the landlord’s or mortgagee’s or lienholder’s right to enforce any claim against the Grantors for monies due under the landlord’s lien, mortgage or other lien by levy or distraint or other similar proceedings against the Inventory Collateral or Equipment or records concerning the Collateral and assuring the Administrative Agent’s ability to have access to the Inventory Collateral or Equipment and records concerning the Collateral in order to exercise its right hereunder to take possession thereof.

(e)                                  Collateral Status.  The Grantors will promptly notify the Administrative Agent if there is any adverse change in the status of the Collateral that would reasonably be expected to have a Material Adverse Effect or that would materially and adversely affect the ability of any Grantor or the Administrative Agent to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Administrative Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof.

(f)                                   Delivery of Certain Collateral.  Upon the reasonable request of the Administrative Agent, the Grantors shall deliver to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), all agreements, letters of credit, promissory notes, instruments, certificates of deposit, chattel paper or anything else, the physical possession of which is necessary in order for the Administrative Agent, on behalf of the Secured Parties, to perfect or preserve the priority of its security interest therein.  Without limiting the generality of the foregoing, with respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account), each Grantor shall cause such certificate or instrument to be delivered to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the U.C.C.), regardless of whether such certificate constitutes a “certificated security” for purposes of the U.C.C.

(g)                                  Records Respecting Collateral.  The Grantors shall keep complete and accurate books and records and make all necessary entries thereon to reflect the transactions and facts giving rise to the Collateral and payments, credits and adjustments applicable thereto, all in accordance with GAAP.  All books and records of the Grantors with respect to the Collateral will be accessible from the Executive Office (as it may be changed pursuant to Section 6(e)).

(h)                                 Further Assurances.  Each Grantor shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to the Administrative Agent (or to the Collateral Custodian as its agent and bailee) any instrument, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing reasonably requested by the Administrative Agent which may be reasonably necessary to the Administrative Agent to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to the Secured Parties.  Each Grantor shall perform or cause to be performed such acts as the Administrative Agent or any Secured Party may reasonably request to establish and maintain for the Administrative Agent and the Secured Parties a valid and perfected security interest in and security title to the Collateral, free and clear of any Liens other than Permitted Liens.

(i)                                     Maintenance of Insurance.  In addition to and cumulative with any other requirements herein imposed on the Grantors with respect to insurance, the Grantors shall maintain, or cause to be maintained, insurance as required under the Credit Agreement.  The Grantors shall deliver to the Administrative Agent at such times as the Administrative Agent may request, a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto.  The Grantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect.  If any Grantor shall default in its obligation hereunder to insure the Collateral in a manner satisfactory to the Administrative Agent, then the Administrative Agent shall have the right (but not the obligation), after reasonable notice to such Grantor, to procure such insurance and to charge the costs of same to the Grantors, which costs shall be added to and become a part of the unpaid principal amount of the Obligations and shall be secured by the Collateral.  Each Grantor hereby appoints (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Obligations remain outstanding) Administrative Agent as its lawful attorney-in-fact, effective after the occurrence of an Event of Default and during the continuation thereof, with full authority to make, adjust, settle claims under and/or cancel such insurance and to endorse the applicable Grantor’s name on any instruments or drafts issued by or upon any insurance companies.

(j)                                    Fundamental Changes.  The Grantors hereby agree that no Grantor shall move its Executive Office, or change its name, identity, state of incorporation or organization, type of organization or its structure to other than as existing on the date hereof, unless the Grantors shall have (i) notified the Administrative Agent in writing at least 20 days prior thereto and provided such other information as the Administrative Agent may reasonably request and (ii) taken all actions necessary or reasonably requested by the Administrative Agent to maintain the continuous validity, perfection and the same or better priority of the Administrative Agent’s Liens.

(k)                                 Name, Jurisdiction and Identification Number of Organization.  The exact legal name of each Grantor, the state of incorporation or organization and organizational identification number for each Grantor is as set forth below:

Main Street Capital Corporation	Maryland	D11798675
Main Street Capital Partners, LLC	Delaware	3575385
Main Street Equity Interests, Inc.	Delaware	4432981

Each Grantor was duly organized solely under the laws of such jurisdiction and, except as provided on Schedule I, such Grantor has not changed its legal name, jurisdiction of organization or its corporate structure in the five (5) years prior to the Closing Date.

(l)                                     Control Agreements.  Each Grantor will obtain and deliver or cause to be delivered to the Administrative Agent, a control agreement in form and substance satisfactory to Administrative Agent with respect to the Collateral with respect to:  (i) Deposit Accounts; (ii) Investment Related Property (for Securities Accounts, mutual funds and other uncertificated securities); and (iii) Letter of Credit Rights; and/or electronic chattel paper having, individually,  a value in excess of $500,000 or as otherwise requested by the Administrative Agent; provided that, in each case, no such Collateral shall be included in calculating the Borrowing Base unless the same is subject to a control agreement.  Notwithstanding the foregoing, the Borrower shall not be required to deliver a control agreement with respect to account number 53032962 maintained with BB&T Capital Markets (the “Excluded Account”) unless requested by the Administrative Agent, and the Borrower agrees that no cash, cash equivalents, investment property, financial assets or other assets shall be maintained in, credited to or recorded in the Excluded Account at any time while the Excluded Account is not subject to a control agreement in favor of the Administrative Agent.

(m)                             Marking of Chattel Paper.  If requested by the Administrative Agent, no Grantor will create any Chattel Paper without placing a legend on the Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in the Chattel Paper.

(n)                                 Business Purpose.  None of the Obligations is a Consumer Transaction, as defined in the U.C.C., and none of the Collateral has been or will be purchased or held primarily for personal, family or household purposes.

(o)                                 Assumed Debt.  No Grantor has within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not been terminated prior to the date of this Agreement.

(p)                                 No Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the security interest purported to be created in favor of the Administrative Agent hereunder or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities (as defined in the U.C.C.).

(q)                                 Preservation.  No Grantor shall take or permit any action which could materially impair the Administrative Agent’s rights in the Collateral, subject to Grantors’ rights to dispose of rights in the Collateral to the extent permitted hereunder or under the Credit Agreement or the right to grant Permitted Liens.  Each Grantor agrees that it will, at its own cost and expense, take any and all actions necessary to warrant and defend the right, title and interest of the Secured Parties in and to the Collateral against the claims and demands of all other Persons (other than the holders of Permitted Liens).

(r)                                    Pledged Debt.  On each Representation Date, Schedule II hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and all of such Pledged Debt with a principal amount in excess of $500,000 individually has been fully authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not a Defaulted Investment other than as set forth on Schedule II and constitutes all of the issued and outstanding intercompany indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor.

(s)                                   Investment Accounts.  Schedule II hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest.  Each Grantor is the sole entitlement holder of each such Securities Account and Commodities Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meaning of Sections 8-106 and 9-106 of the U.C.C.) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto.

(t)                                    Deposit Accounts.  Schedule II hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest and each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having either sole dominion and control (within the meaning of Section 9-104 of the U.C.C.) over, or any other interest in, any such Deposit Account or any money or other property deposited therein.

(u)                                 Commercial Tort Claims.  Schedule III (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor.

(v)                                 Letter of Credit Rights.  Schedule III (as such schedule may be amended or supplemented from time to time) lists all letters of credit to which such Grantor has rights.

(w)                               After-Acquired Property.  In the event any Grantor acquires rights in any Investment Related Property (other than Pledged Entities (as defined in the Pledge Agreement)), Commercial Tort Claims or Letter of Credit Rights after the date of this Agreement, it shall deliver to the Administrative Agent a completed Pledge Supplement, substantially in the form of Annex A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property, Commercial Tort Claims, Letter of Credit Rights and all other Investment Related Property, Commercial Tort Claims, Letter of Credit Rights; provided, however, that the Grantors shall only be required to provide an updated Pledge Supplement with respect to Pledged Debt acquired during any Fiscal Quarter on or before the Reporting Date immediately following the end of such Fiscal Quarter.  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to all Investment Related Property (other than Excluded Capital Securities), Commercial Tort Claims and Letter of Credit Rights immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule II or Schedule III as required hereby.

7.                                      Events of Default.  The happening of any one or more of the following events shall constitute an Event of Default hereunder:  (a) the nonpayment when due of any of the Obligations which nonpayment is not fully cured within the applicable grace period therefor, if any; (b) the failure to perform, observe or fulfill any covenant or obligation contained in this Agreement and the continuation of such failure for more than thirty (30) days after the earlier of:  (i) the first day on which any Loan Party has knowledge of such failure; or (ii) written notice thereof has been given to any Grantor by the Administrative Agent or (c) the occurrence of an Event of Default.

8.                                      Remedies.  Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have all of the rights and remedies available at law (including, without limitation, those provided to a secured party by the U.C.C.), or in equity to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise.  In addition thereto, each Grantor further agrees that (i) in the event that notice is necessary under applicable law, written notice mailed to a Grantor at such Grantor’s address as provided herein, ten (10) business days prior to the date of public sale of any of the Collateral subject to the security interest created herein or prior to the date after which private sale or any other disposition of said Collateral will be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other time shall be sufficient; (ii) in the event of sale or other disposition of any such Collateral, the Administrative Agent may apply the proceeds of any such sale or disposition to the satisfaction of the Administrative Agent’s reasonable attorneys’ fees, legal expenses, and other costs and expenses incurred in connection with the Administrative Agent’s taking, retaking, holding, preparing for sale, and selling of the Collateral; (iii) without precluding any other methods of sale, the sale of Collateral shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of banks disposing of similar property but in any event the Administrative Agent may sell on such terms as the Administrative Agent may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind; (iv) the Administrative Agent may require the Grantors to assemble the Collateral, taking all necessary or appropriate action to preserve and keep it in good condition, and make such available to the Administrative Agent at a place and time convenient to both parties, all at the expense of the Grantors; (v) the Administrative Agent has no obligation to repair, clean-up or otherwise prepare the Collateral for sale; and (vi) the Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  Furthermore, in any such event, to the extent permitted under applicable law, full power and authority are hereby given the Administrative Agent to sell, assign, and deliver the whole of the Collateral or any part(s) thereof, at any time(s) at any broker’s board, or at public or private sale, at the Administrative Agent’s option, and no delay on the Administrative Agent’s part in exercising any power of sale or any other rights or options hereunder, and no notice or demand, which may be given to or made upon any or all of the Grantors by the Administrative Agent or any Secured Party with respect to any power of sale or other right or option hereunder, shall constitute a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power of sale or any other rights hereunder, without notice or demand, or prejudice the Administrative Agent’s rights as against the Grantors in any respect.  The Grantors hereby waive and release to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the Obligations or otherwise.  At any such sale, unless prohibited by applicable law, the Administrative Agent may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption.  If Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser, received by the Administrative Agent and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantors shall be credited with the proceeds of the sale as and when received, less expenses.  In the event the Administrative Agent purchases any of the Collateral being sold, the Administrative Agent may pay for the Collateral by crediting some or all of the Obligations of the Grantors.  The Administrative Agent shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall the Administrative Agent be under any obligation to take any action whatsoever with regard thereto.  The Administrative Agent has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and the Administrative Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting the Administrative Agent’s rights against the Grantors.  The Grantors waive any right they may have to require the Administrative Agent to pursue any third Person for any of the Obligations.  The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral and may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

9.                                      Continuing Security Interest.  Any and all of the Administrative Agent’s rights with respect to the security interests hereunder shall continue unimpaired, and the Grantors shall be and remain obligated in accordance with the terms hereof, notwithstanding the release or substitution of any Collateral at any time or of any rights or interests therein, or any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Secured Party in reference to any of the Obligations, or any promissory note, draft, bill of exchange or other instrument or Credit Document given in connection therewith, the Grantors hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if the Grantors had expressly agreed thereto in advance.

10.                               No Waiver.  No delay on the Administrative Agent’s part in exercising any power of sale, option or other right hereunder, and no notice or demand which may be given to or made upon any Grantor by the Administrative Agent, shall constitute a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any other power of sale, option or any other right hereunder, without notice or demand, or prejudice the Administrative Agent’s rights as against any Grantor in any respect.

11.                               Financing Statements.  Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by the U.C.C. of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, and (ii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement.  Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.  Each Grantor agrees to reimburse the Administrative Agent for the expense of any such filings in any location deemed necessary and appropriate by the Administrative Agent.  To the extent lawful, each Grantor hereby appoints the Administrative Agent as its attorney-in-fact (without requiring the Administrative Agent to act as such) to perform all other acts that the Administrative Agent deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

12.                               Power of Attorney.  Each Grantor hereby appoints any officer or agent of the Administrative Agent as such Grantor’s true and lawful attorney-in-fact with power (i) effective at any time an Event of Default has occurred and is continuing, to execute and file or record any Assignments of Mortgage with respect to any Portfolio Investment, (ii) effective after the occurrence and during the continuance of an Event of Default, to endorse the name of such Grantor upon any notes, checks, drafts, money orders or other instruments of payment or Collateral which may come into possession of the Administrative Agent; to sign and endorse the name of such Grantor upon any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Account Debtors, assignments, verifications and notices in connection with Accounts; to give written notice to such office and officials of the United States Postal Service to affect such change or changes of address so that all mail addressed to any or all Grantors may be delivered directly to the Administrative Agent (the Administrative Agent will return all mail not related to the Obligations or the Collateral); granting unto such Grantor’s said attorney full power to do any and all things necessary to be done with respect to the above transactions as fully and effectively as the Grantor might or could do, and hereby ratifying all its said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder.

13.                               Remedies, Etc., Cumulative.  Each right, power and remedy of the Administrative Agent provided for in this Agreement or the Credit Documents or in any of the other instruments or agreements securing the Obligations or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy.  The exercise or beginning of the exercise by the Administrative Agent of any one or more of the rights, powers or remedies provided for in this Agreement, the Credit Documents or in any such other instrument or agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Administrative Agent of all such other rights, powers or remedies, and no failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy shall operate as a waiver thereof.

14.                               Continuing Agreement. This is a continuing agreement and shall remain in full force and effect until terminated by written agreement of the parties and until all of the principal of, premium, if any, and interest on all of the Obligations have been fully paid.  This Agreement and the liens and security interests created and granted hereunder shall remain in effect, notwithstanding the fact that at any time or from time to time there may be no Obligations outstanding, in order to secure all future Obligations.  If this Agreement is revoked by operation of law as against any Grantor, such Grantor will indemnify and save the Administrative Agent and its successors or assigns, harmless from any loss which may be suffered or incurred by them in making, giving, granting or extending any loans or other credit, financing or financial accommodations, or otherwise acting, hereunder prior to receipt by the Administrative Agent of notice in writing of such revocation.

15.                               Miscellaneous. This Agreement shall be governed by the laws of the State of North Carolina in all respects, including matters of construction, validity and performance except to the extent that the remedies provided herein with respect to any of the collateral are governed by the laws of any jurisdiction other than North Carolina; section headings herein are for the convenience of reference only and shall not affect the construction or interpretation of or alter or modify the provisions of this Agreement; none of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except by an agreement expressly referring hereto and to which the Administrative Agent consents in writing duly signed for the Administrative Agent and on the Administrative Agent’s behalf; the rights granted to the Administrative Agent herein shall be supplementary and in addition to those granted to the Administrative Agent and/or the Secured Parties in any Credit Documents; the addresses of the parties for delivery of notices, requests, demands and other communications hereunder are as set forth in the Credit Agreement.  Each of the Grantors hereby agrees that all of their liabilities and obligations under this Agreement shall be joint and several.  No reference to “proceeds” in this Agreement authorizes any sale, transfer, or other disposition of the Collateral by any Grantor.

16.                               Duties of Administrative Agent.  The Administrative Agent has been appointed by the Secured Parties pursuant to the Credit Agreement.  Its duties to the Secured Parties, powers to act on behalf of the Secured Parties, and immunity are set forth solely therein, and shall not be altered by this Agreement.  Any amounts realized by the Administrative Agent hereunder shall be allocated pursuant to Section 6.04 of the Credit Agreement.

17.                               Notices of Exclusive Control.  The Administrative Agent agrees that it shall not deliver a notice of exclusive control under any control agreement executed in connection with this Agreement until a Default or an Event of Default has occurred and is continuing.

18.                               Keepwell.  Each Grantor that is a Qualified ECP Guarantor at the time the grant of the security interest hereunder or under the other Loan Documents, in each case, by any

Specified Guarantor, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor with respect to such Swap Obligation as may be needed by such Specified Guarantor from time to time to honor all of its obligations under this Agreement and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 18 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of, each Specified Guarantor for all purposes of the Commodity Exchange Act.

19.                               Consent and Reaffirmation.  Each Grantor hereby consents to the execution, delivery and performance of the Credit Agreement and agrees that each reference to the Existing Credit Agreement in the Loan Documents shall, on and after the date hereof, be deemed to be a reference to the Credit Agreement.  Each Grantor hereby acknowledges and agrees that, after giving effect to the Credit Agreement, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by the Credit Agreement, are reaffirmed, and remain in full force and effect.

20.                               Effect of Restatement.  The Agreement amends and restates the Existing Security Agreement in its entirety and supersedes the Existing Security Agreement in all respects.

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

GRANTORS:

MAIN STREET CAPITAL CORPORATION

By:	/s/ Dwayne L. Hyzak	(SEAL)
	Name:	Dwayne L. Hyzak
	Title:	Chief Financial Officer, Senior
Managing Director and Treasurer

MAIN STREET CAPITAL PARTNERS, LLC

By:	/s/ Dwayne L. Hyzak	(SEAL)
	Name:	Dwayne L. Hyzak
	Title:	Chief Financial Officer, Senior
Managing Director and Treasurer

MAIN STREET EQUITY INTERESTS, INC.

By:	/s/ Dwayne L. Hyzak	(SEAL)
	Name:	Dwayne L. Hyzak
	Title:	Chief Financial Officer, Senior
Managing Director and Treasurer

ADMINISTRATIVE AGENT:

BRANCH BANKING AND TRUST COMPANY

By:	/s/ William B. Keene	(SEAL)
	Name:	William B. Keene
	Title:	Vice President